Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is between Daniel M. Hamburger (hereinafter, "Mr. Hamburger" or “Colleague”) and DeVry Education Group Inc. (hereinafter, "Employer").  Mr. Hamburger and Employer agree as follows:

1.	Separation of Employment. Mr. Hamburger's employment with Employer will end effective May 24, 2016 (“Separation Date”).
2.
Payment to Mr. Hamburger.  If Mr. Hamburger signs and does not revoke or rescind this Agreement (as provided in Section 21, below), then Employer will pay Mr. Hamburger the gross (not net) amount of $895,214.  This amount is equal to 12 months’ salary.

3.
Timing of Payment. The payment described in Section 2 will be made via direct deposit on the first payroll date after: (i) Employer receives this Agreement signed by Mr. Hamburger; and (ii) the applicable revocation or rescission period described in Section 21 expires without any attempt by Mr. Hamburger to revoke or rescind the Agreement.

4.
Taxes and Withholdings. Mr. Hamburger understands that Employer will withhold from the payment described in Section 2 all federal, state and local taxes required by law, as well as any other withholdings or deductions required by law. In the ordinary course of business, Employer will issue an IRS Form W-2 to Mr. Hamburger in connection with payment.

Mr. Hamburger also acknowledges that he has not relied on any statements or representations by Employer or its agents concerning the tax treatment of the payment described in Section 2, and that Mr. Hamburger is solely responsible for any additional tax payments that may be required under the law.

5.	COBRA Subsidy. If Mr. Hamburger elects COBRA coverage and provided Mr. Hamburger executes this Agreement, for the earlier of (i) the first twelve (12) months following the end of the month in which the Separation Date occurred, or (ii) until Mr. Hamburger becomes eligible for health benefits under a plan of a new employer, Employer shall subsidize Mr. Hamburger’s health insurance benefits premium under COBRA. During the subsidy period, Mr. Hamburger will continue to pay his then current colleague health insurance premium rate. To receive benefits, Mr. Hamburger must complete and return all COBRA paperwork Mr. Hamburger receives from the COBRA administrator and his portion of the premium. The applicable premiums for the remaining months of Mr. Hamburger’s COBRA-required continued medical, dental and vision insurance coverage will be paid by Mr. Hamburger at Mr. Hamburger’s sole expense if Mr. Hamburger qualifies for and elects such coverage. Except as modified herein, Mr. Hamburger’s right to continue coverage pursuant to COBRA shall be governed by applicable law and the applicable terms of Employer’s plans and programs, and will be explained to Mr. Hamburger in a separate letter which he shall receive as soon as practicable after his Separation Date.

6.	LTI Mutual Agreement Vesting Treatment. If Mr. Hamburger signs and does not revoke or rescind this Agreement (as provided in Section 21, below), then Mr. Hamburger will receive vesting credit as though he had remained continuously employed by Employer from the Separation Date through August 31, 2017 with respect to all unvested equity awards granted by Employer to Mr. Hamburger under Employer’s equity compensation plans, such that (i) all stock options, stock appreciation rights and time-based restricted stock units granted by Employer to Mr. Hamburger that are scheduled to vest between the Separation Date and August 31, 2017 will become immediately vested upon the expiration of the applicable revocation or rescission period described in Section 21 without any attempt by Mr. Hamburger to revoke or rescind the Agreement, and (ii) all performance shares granted by Employer to Mr. Hamburger that are subject to a performance period that is scheduled to end prior to August 31, 2017 will vest and be paid (if at all) to the same extent and at the same time that such performance shares would have vested and been paid had Executive remained continuously employed by Employer until August 31, 2017, based on the relative achievement of the applicable performance objectives during the performance period. All vested options and stock appreciation rights (including those becoming vested upon separation from service) will remain outstanding and exercisable until the earlier of November 30, 2017 and the original expiration date. Mr. Hamburger acknowledges that these benefits were offered only in exchange for Mr. Hamburger’s promises and representations in this Agreement and that Mr. Hamburger is not otherwise entitled to these benefits.

7.	FY17 LTI and FY16 MIP. Mr. Hamburger shall not be eligible for an annual equity award (LTI grant) for FY17. However, Mr. Hamburger will be paid a pro-rated FY16 award (based on the number of days in the 2016 fiscal year which have passed on the Separation Date divided by 365) under the Employer’s annual Management Incentive Plan (“MIP”) based upon actual achievement of the relevant performance targets for the entire 2016 fiscal year (without any exercise of negative discretion except as applies to all plan participants), which MIP award shall be payable in a lump sum at the time all other MIP awards for the 2016 fiscal year are paid to the other senior executives of Employer.

8.	General Waiver and Release.

(a)
Mr. Hamburger, on behalf of himself and his heirs, executors, administrators and assigns, waives and releases all known, unknown, suspected, and unsuspected claims related to his/her employment or the termination of that employment, that he/she has or may have, as of the date he/she signs this Agreement, against Employer, any of its parents, subsidiaries or affiliates, or any of their respective successors, affiliates, directors, officers, fiduciaries, insurers, employees or agents (collectively, "the Releasees"). The claims being waived and released include, but are not limited to: (i) all claims arising under any federal, state or local statute, code, ordinance, regulation, executive order or other similar law (including, but not limited to, Title VII of the Civil Rights Acts of 1964 and 1991; the Age Discrimination in Employment Act of 1967; the Americans with Disabilities Act; the Family Medical Leave Act; the Employee Retirement Income Security Act of 1974, the Rehabilitation Act, the Worker Adjustment and Retraining Notification Act, any state, local, and other federal employment laws, and any amendments to any of the foregoing); (ii) all tort claims; (iii) all breach of contract claims; (iv) all claims under common law for wrongful discharge; (v) all other common law claims; (vi) all claims for litigation costs, expenses or attorney's fees; and (vii) all other claims that may entitle Mr. Hamburger to any form of payment or equitable relief.

(b)	Even though the general waiver and release in Section 8(a) is intended to waive and release all possible claims under every conceivable law, the law requires that claims under certain statues must be specifically mentioned by name. The parties agree that this Section 8(b) satisfies that requirement.

(i)
Mr. Hamburger, on behalf of himself and his heirs, executors, administrators and assigns, waives and releases all known, unknown, suspected, and unsuspected claims that he has or may have, as of the date he signs this Agreement, under the Age Discrimination in Employment Act ("ADEA").

(c)
Mr. Hamburger specifically acknowledges his understanding that the general waiver and release described in this Section 8 is intended to be as broad and general as the law allows. Mr. Hamburger acknowledges that unknown and unsuspected claims or losses are covered by this waiver and release and confirms that he took this into account when deciding whether or not to enter into this Agreement.

9.	Covenant Not To Sue. A "covenant not to sue" is a promise that is legally different from a general waiver and release of claims, such as the one described in Section 8. It means that you promise not to file a lawsuit or other claim in a court or other forum. Besides waiving and releasing the claims covered by Section 8, Mr. Hamburger also promises that neither he nor his heirs, executors, administrators or assigns will ever sue or file a claim against any of the Releasees in any forum for any claim covered by the general waiver and release in Section 8. Notwithstanding this covenant not to sue, a suit may be brought to enforce this Agreement or to challenge the validity of this Agreement under the ADEA. If a suit or claim is filed in violation of this covenant not to sue, the person or entity that files the suit or claim shall be liable to any Releasee against whom the suit or claim is brought for the Releasee's reasonable attorney fees and other litigation costs incurred in defending against the suit or other claim. Alternatively, if any of the Releasees are sued in violation of this covenant, Employer can stop future payments, and require Mr. Hamburger to return everything paid to Mr. Hamburger under this Agreement, except for $100.00.

10.	Exclusions. Excluded from the general waiver and release and the covenant not to sue described in Sections 8 and 9 are any claims or rights that may not be waived by law. By way of example, Mr. Hamburger retains the right to file a charge with an administrative agency (for example, the Equal Employment Opportunity Commission) or participate in an investigation by such an agency. Mr. Hamburger is, however, waiving his right, and the right of his heirs, executors, administrators and assigns, to recover any money, attorney's fees or otherwise obtain any personal compensation in connection with any such charge or investigation. Mr. Hamburger is also waiving his right, and the right of his heirs, executors, administrators and assigns to recover any money or otherwise to obtain any personal relief from any of the Releasees in connection with a charge filed by another individual or any federal, state or local agency. Also excluded from the general waiver and release and the covenant not to sue described in Sections 8 and 9 are any claims or rights (i) for indemnification in accordance with the Employer charter, by-laws and applicable law and for coverage as an insured under all applicable contracts of directors and officers liability insurance and (ii) for accrued and vested benefits due Mr. Hamburger in accordance with the employee benefit plans of Employer in which he participated (other than equity plans).

11.	Non-Admission. Mr. Hamburger acknowledges that this Agreement is not an admission of any wrongdoing by Employer or any of the other Releases.

12.	Non-Disparagement. Mr. Hamburger will not directly or indirectly say or do anything that would disparage, reflect negatively on, or call into question Employer's business operations, products, reputation, business relationships, or present or future business, or the business operations, products, reputation, business relationships, or present or future business of any of the other Releasees, except as may be required by law. This non-disparagement provision, however, shall not prevent Mr. Hamburger from revealing evidence of criminal wrongdoing to law enforcement. Employer (by way of any authorized public statement) will not directly or indirectly say or do anything that would disparage, reflect negatively on, or call into question Mr. Hamburger’s reputation or business relationships, except as may be required by law. This non-disparagement provision, however, shall not prevent either Mr. Hamburger or Employer, as applies, from revealing evidence of criminal wrongdoing to law enforcement.

13.	Future Employment. Employer reserves the right to solicit Mr. Hamburger's interest in future employment opportunities, should suitable opportunities arise. However, absent such an expression of interest on the part of Employer, Mr. Hamburger agrees not to reapply for employment with Employer, or any of its affiliates. Moreover, should Mr. Hamburger violate this provision and be re-hired by Employer or one of its affiliates as a result, then the parties agree Employer may, in its discretion, immediately terminate Mr. Hamburger’s employment.

14.	Cooperation After Separation. Mr. Hamburger agrees to cooperate with reasonable requests from any Releasee or its attorney(s) for assistance by providing information or giving truthful written or oral testimony in relation to any inquiry or litigation by or against the Releasee about which Mr. Hamburger possesses knowledge as a result of his/her employment.

15.	Miscellaneous Colleague Acknowledgments. Mr. Hamburger acknowledges that: (i) he has been paid for all hours worked, including overtime; (ii) he has been paid for all vacation time to which he is entitled; (iii) he has been provided all compensation, leave, and other benefits to which he is entitled; (iv) he has read and understands Employer's Code of Business Conduct and Ethics (the "Code") and has discussed with Company or its representatives in the manner described in the Code any actual or suspected violations of law, regulations of the Code by Employer or any of its officers, directors, employees, agents or contractors acting in such capacity; (v) he has not suffered any on-the-job injury for which he has not already filed a claim; (vi) he has submitted requests for reimbursement of all reasonable and necessary business travel and entertainment expenses that he/she incurred prior to his separation from employment, and has been reimbursed for all such expenses, consistent with Employer's policies regarding reimbursement of such expenses; (vii) he has carefully read and fully understands all the provisions of this Agreement; and (viii) he accepts this Agreement as fair and equitable and has executed it voluntarily, without duress; and (ix) Employer has no obligations under this Agreement unless Mr. Hamburger signs it and does not revoke or rescind it.

16.	Return of Company Property. As a condition of this Agreement, Mr. Hamburger represents that he has turned over to Employer all originals and copies of any documents, files and records, whether electronic or hardcopy, belonging to Employer, and all equipment belonging to Employer, whether maintained at Mr. Hamburger's office or elsewhere. Mr. Hamburger also represents that he has returned all Employer keys or other access devices, credit cards and other Employer property. Mr. Hamburger further agrees not to transfer or use any copies or excerpts of the above items.

17.	Confidential Information. Mr. Hamburger acknowledges that in the course of his employment, he received and/or had access to Employer's confidential business information, including but not limited to operational, strategic or financial information, and/or non-public personal and confidential information about students and/or other employees (collectively, "Confidential Information"). Mr. Hamburger agrees to keep all Confidential Information strictly confidential and further agrees that he will not communicate, disclose, divulge or otherwise use Confidential Information for any reason other than a legitimate Employer business purpose authorized in advance by Employer, for as long as such Confidential Information remains confidential. The restrictions in this Section 17 are in addition to and not in lieu of any other obligations Mr. Hamburger may have by law with respect to Confidential Information, including obligations Mr. Hamburger may owe under any applicable laws pertaining to trade secrets or similar matters. The Agreement, however, shall not prevent Mr. Hamburger from revealing evidence of criminal wrongdoing to law enforcement or prohibit Mr. Hamburger from divulging Confidential Information by order of court or agency of competent jurisdiction.

18.	Intellectual Property. Mr. Hamburger acknowledges that all work product developed by Mr. Hamburger during his employment with Employer and all related documentation (collectively, "Developed Work Product") is considered "work for hire" and that Employer shall have all rights in the Developed Work Product.

19.	Non-Solicitation. Mr. Hamburger acknowledges and agrees that during his employment with Employer and until August 31, 2017, Mr. Hamburger shall not without the written consent of Employer, directly or indirectly, whether on Mr. Hamburger’s behalf or the behalf of anyone else (i) induce or attempt to induce any colleague, representative or agent of Employer to leave the employ or other relationship with Employer, or in any way interfere with the relationship between Employer and any colleague, representative or agent of Employer; or (ii) solicit the sale of any products or services that are similar to or competitive with products or services offered or distributed by Employer to any person, company or entity which was a customer or potential customer of Employer for such products or services and with whom Mr. Hamburger had direct contact or about whom Mr. Hamburger learned Confidential Information at any time during the last twelve (12) months of his employment with Employer.

20.	Non-Compete. For the period ending on August 31, 2017, Mr. Hamburger will not directly or indirectly, on behalf of himself or in conjunction with any other person, company or entity, own (other than less than 5% ownership in a publicly traded company), manage, operate, or participate in the ownership, management, operation, or control of, or be employed by any of the following entities, with which Mr. Hamburger would hold a senior executive position or in which Mr. Hamburger would have responsibility for and access to Confidential Information similar or relevant to that which Mr. Hamburger had access to during the twenty-four (24) months preceding the Separation Date in any geographic territory over which Mr. Hamburger had responsibilities during the twenty-four (24) months preceding the Separation Date.

Restricted entities:

Apollo Group, Education Management Corp., Career Education Corp., Capella, ITT Tech, Universal Technical Institute, Bridgepoint/Ashford, Grand Canyon, American Public, Kaplan, Strayer, Southern New Hampshire, North Central University, Trident University, Walden University, The Online Enablers - Embanet, Bisk

21.	Review of Separation Agreement. Mr. Hamburger acknowledges that he is advised by this Agreement to review it carefully and discuss it with an attorney before signing it, as well as any other professional whose advice he values, such as an accountant or financial advisor. Mr. Hamburger further acknowledges that he has been given twenty-one (21) days to consider this Agreement before signing it, which he acknowledges is a reasonable and sufficient period of time. If Mr. Hamburger chooses to sign this Agreement before the end of the 21-day period, he certifies that he is doing so voluntarily for his own benefit and waives the right to consider the Agreement for the entire 21-day period. Mr. Hamburger has seven days after signing this Agreement to revoke it if he changes his mind. If Mr. Hamburger wishes to do so, then he should deliver a written notice of revocation by hand or by mail (certified; return receipt requested) to: DeVry Education Group Inc., General Counsel, 3005 Highland Parkway, Downers Grove, IL 60515. Mr. Hamburger acknowledges that this Agreement becomes enforceable and that he is entitled to the payment described in Section 2 only if he signs this Agreement and does not revoke it.

22.	Choice Of Law and Venue. Mr. Hamburger consents to the laws of Illinois being applied to any matter arising out of this Agreement, without regard to its conflict of law principles and exclusively to personal and subject matter jurisdiction in the state and federal courts of Illinois for any dispute relating to this Agreement or Mr. Hamburger’s relationship with Employer.

23.	Entire Agreement. This Agreement is the entire agreement between the parties and supersedes all prior representations and agreements, written or oral, expressed or implied. This Agreement may not be altered, amended, or modified except in writing signed by both Mr. Hamburger and Employer.

24.	Savings Clause. If any portion of this Agreement is invalid under applicable law, that portion shall be deemed not to be a part of the Agreement, but it shall not invalidate any other provision.

[SIGNATURE PAGE FOLLOWS]

AGREED:

/s/ Daniel M. Hamburger	/s/ Christopher B. Begley
Daniel M. Hamburger	Signature of Employer Representative

Christopher B. Begley
Employer Representative’s Printed Name

6/9/16	Chair of DVG Board
Date	Employer Representative’s Title

6/10/16
Date